         AMENDMENT NO. 1 TO THE ADMINISTRATION AND ACCOUNTING AGREEMENT


This Amendment No. 1 (the "Amendment") is made as of January 4, 2004 to the Administration Agreement made as of the 8th day of October, 2001 (the "Agreement") by and between Schroder Series Trust, a Massachusetts Business Trust (the "Trust") and SEI INVESTMENTS MUTUAL FUNDS SERVICES ("the Administrator").

         WHEREAS, the Administrator, now known as SEI Investments Global Funds Services, provides administration and accounting services to the Trust;

         WHEREAS each of the parties to the Agreement now wish to amend Schedule B of the Agreement to effect the addition of three new portfolios of the Trust;

         WHEREAS Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought, being both parties in this case;

         NOW THEREFORE, for and in consideration of the promises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Schedule B to the Agreement shall be replaced in its entirety with the amended Schedule B attached hereto as Exhibit A.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES      SCHRODER SERIES TRUST


By:                                        By:
   --------------------------------           --------------------------------
Name:                                      Name:
Title:                                     Title:

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER 8, 2001,
                          AMENDED AS OF JANUARY 4, 2004
                                     BETWEEN
                              SCHRODER SERIES TRUST
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:   This agreement shall apply with respect to all portfolios of the
              Trust, either now existing or in the future created. The following is a list of the current portfolios of the Trust (collectively, the "Portfolios"):

              Schroder Mid Cap Value Fund

              Schroder Small Capitalization Value Fund

              Schroder Municipal Bond Fund

              Schroder Short-Term Municipal Bond Fund


Fees: Pursuant to Article 4, commencing as of January 4, 2004, each Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware) and Schroder Series Trust (the "Schroder Funds Complex"):

              0.15% on the first $300 million of average daily net assets 0.12% on average daily net assets in excess of $300 million

              This fee schedule is subject to a cumulative minimum annual fee for the Schroder Funds Complex of eight (8) Portfolios in existence as of the date of this agreement, in the amount of $538,000 for all such portfolios and classes.

              The minimum fee shall be increased for each Portfolio in excess of eight (8) Portfolios in the Schroder Funds Complex in existence as of the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

              The minimum fee shall be increased for each new class added to any Portfolio in the Schroder Funds Complex after the date of this Amendment, as follows: $12,500 for each new class added to a Portfolio that invests primarily in domestic securities, and $17,500 for each new class added to a Portfolio that invests primarily in international securities.

              The minimum fee shall be decreased if any Portfolio in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

              The minimum fee shall be decreased if any class in the Schroder Funds Complex is liquidated after the date of this Amendment, as follows: $12,500 for each class that invests primarily in domestic securities, and $17,500 for each class that invests primarily in international securities.

              Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of the Agreement.

Term: This Amendment shall become effective on January 4, 2004, and the Agreement shall remain in effect through October 31, 2004 ("Initial Term") and, thereafter, shall renew and continue in full force and effect unless and until the Agreement is terminated by either party in accordance with the provisions of Article 6 thereof.





                               [END OF SCHEDULE B]